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                                                 Exhibit 99



                         MSB FINANCIAL, INC.
                  ANNOUNCES STOCK REPURCHASE PROGRAM


Marshall, Michigan, March 11, 1998/Business Wire/--MSB Financial, Inc. (Nasdaq - SmallCap: MSBF), holding company for Marshall Savings Bank, FSB, today announced its intention to repurchase up to 5% of its outstanding shares in the open market over the next twelve months. These shares will be purchased at prevailing markets rates from time to time depending upon market conditions.

Charles B. Cook, President of the Company, indicated that the Board of Directors approved the repurchase program in view of the current price level of the Company's common stock and the strong capital position of the Company. Mr. Cook stated that "we believe that the repurchase of our shares represents an attractive investment opportunity which will benefit the Company and our shareholders." The repurchased shares will become treasury shares and be used for general corporate purposes.

Under previously completed programs, the Company has repurchased
254,292 shares of common stock. As of December 31, 1997 the Company had 1,236,510 shares of common stock outstanding and had total assets of $77.4 million.


For More Information Contact:

Charles B. Cook, President & CEO
MSB Financial, Inc.
107 N.Park Street
Marshall, MI 49068
(616) 781-5103